                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934

Filed by the Registrant  X

Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              RAYCHEM CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              RAYCHEM CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(A)

     (4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

     Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

          (A) Set forth the amount on which the filing fee is calculated and state how it was determined.

LOGO
RAYCHEM CORPORATION
300 CONSTITUTION DRIVE
MENLO PARK, CALIFORNIA 94025-1164

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 1, 1996
                                   10:00 A.M.

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Raychem Corporation, a Delaware corporation (the "Company"), will be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California, on Friday, November 1, 1996, at 10:00 a.m. local time, for the following purposes:

     1. To elect directors;

     2. To approve amendments to the Company's Amended and Restated 1984 Employee Stock Purchase Plan and Amended and Restated 1985 Supplemental Employee Stock Purchase Plan to provide additional shares;

     3. To approve amendments to the Company's Amended and Restated 1984 Employee Stock Purchase Plan and Amended and Restated 1985 Supplemental Employee Stock Purchase Plan to modify the requisite vote for stockholder approval to conform to the Company's other employee benefit plans;

     4. To approve amendments to the Company's Amended and Restated 1990 Incentive Plan to provide additional shares;

     5. To approve amendments to the Company's Amended and Restated 1990 Incentive Plan to increase the limit on the number of shares that may be granted to any participant in any one-year period, and to include performance shares within that limit;

     6. To approve the adoption of the Company's 1996 Directors Stock Option
        Plan;

     7. To approve the adoption of the Company's Officer Variable Pay Plan;

     8. To ratify the appointment by the Company's Board of Directors of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the 1997 fiscal year; and

     9. To consider and transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 9, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting.
                                          By Order of the Board of Directors

                                          RICHARD A. KASHNOW
                                          Chairman of the Board,
                                          President and Chief Executive Officer
Menlo Park, California
September 19, 1996

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                              RAYCHEM CORPORATION

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

TO THE STOCKHOLDERS:

     The enclosed proxy is solicited on behalf of the Board of Directors of Raychem Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held at the Company's principal office on November 1, 1996, at 10:00 a.m. local time, or any adjournment or postponement thereof, at which stockholders of record at the close of business on September 9, 1996, will be entitled to vote. On August 19, 1996, the Company had issued and outstanding 44,801,889 shares of Common Stock, par value $1.00 per share ("Common Stock").

     Holders of Common Stock are entitled to one vote for each share held. A majority of the outstanding shares of Common Stock is required for a quorum. Abstentions will be counted towards the tabulation of votes cast on matters presented to the stockholders and will have the same effect as negative votes. Broker nonvotes occur when nominee recordholders do not vote on specific issues because they did not receive specific instructions on such matters from the beneficial owners of such shares. Broker nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares that are beneficially owned by others to forward to such beneficial owners. Raychem will reimburse brokerage houses, fiduciaries, and custodians for their expense in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

     The Company intends to mail this proxy statement on or about September 19, 1996.

                      NOMINATION AND ELECTION OF DIRECTORS

GENERAL

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation, or removal. There are eight nominees for the eight positions on the Board of Directors. All of the nominees are currently directors of the Company, and all except Dr. Chang-Lin Tien were elected by the stockholders at the 1995 Annual Meeting of Stockholders. Dr. Tien was elected to the Board effective August 16, 1996, to fill the vacancy created by Mr. Paul M. Cook's retirement. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve.

     On August 16, 1996, Mr. Paul M. Cook retired from the Board of Directors. Mr. Cook is the founder of the Company and served as a director since its inception in 1957. He retired as Chief Executive Officer on April 1, 1990 and as Chairman of the Board on October 1, 1995. In recognition of his unique contributions to the development of the Company, the Board of Directors has awarded him the honorary title of Founder and Director Emeritus.

NOMINEES

     Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, certain directorships, and their ages as of June 30, 1996.

                                                                                       DIRECTOR
                                                                               AGE      SINCE
                                                                               ---     --------
Richard Dulude is the retired Vice Chairman of Corning Incorporated and was a director of Dow Corning Corporation and Corning Incorporated. He is also the retired Chairman and Chief Executive Officer of Corning Vitro
  Corporation and a former director of Grumman Corporation. He is a director
  of AMBAC, Inc., Landec Corporation, and HCIA Inc. .........................  63        1991
James F. Gibbons is Special Counsel to the President, Stanford University. He
  was the Dean of the School of Engineering at Stanford University from 1984 to 1996. He has been a professor of electronics at Stanford since 1964. He is the Chairman of Amati Communications Corporation and a director of
  Lockheed-Martin Corporation, Cisco Systems Inc., Centigram Communications
  Corporation and El Paso Natural Gas........................................  64        1987
Richard A. Kashnow is Chairman of the Board, President and Chief Executive
  Officer of the Company. From 1991 to 1995, he was President of Schuller
  International Group, a wholly owned subsidiary of Manville Corporation, which he joined in 1987. Dr. Kashnow is a director of Applied Power,
  Inc. ......................................................................  54        1995
John P. McTague has been a Vice President of Ford Motor Company since 1986, and has held the position of Vice President of Technical Affairs for Ford
  Motor Company since 1990...................................................  57        1994
Dean O. Morton is a retired Executive Vice President, Director and Chief
  Operating Officer of Hewlett-Packard Company. He is currently a director of
  ALZA Corporation, Tencor Instruments, Centigram Communications Corporation,
  State Street Research Portfolios, Inc., Metropolitan Series Fund, Inc. and
  The Clorox Company. He is also a trustee of the State Street Research
  Mutual Funds Group.........................................................  64        1989
Isaac Stein is the President of Waverley Associates, Inc. From 1990 to 1992,
  he served as Chairman of the Board of Esprit de Corp, and from 1991 to
  1992, was its acting President and Chief Executive Officer. Mr. Stein is a
  director of ALZA Corporation and the Benham Group of mutual funds..........  49        1993

                                                                                       DIRECTOR
                                                                               AGE      SINCE
                                                                               ---     --------
Chang-Lin Tien is Chancellor of the University of California, Berkeley, and
  also holds the professorial title of A. Martin Berlin Chair in Mechanical
  Engineering. Dr. Tien is a director of the Carnegie Foundation for the
  Advancement of Teaching, the Asia Foundation, and Wells Fargo Bank.........  61        1996
Cyril J. Yansouni is Chairman and Chief Executive Officer of Read-Rite
  Corporation. Prior to March 1991, he was Executive Vice President and
  President of the Computer Systems Product Group of Unisys Corporation. Mr.
  Yansouni is a director of PeopleSoft, Inc. and Informix Software Inc. .....  54        1994

STOCK OWNERSHIP

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of June 30, 1996, (i) by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each director and nominee for director, (iii) by each executive officer named in the Summary Compensation Table herein, and (iv) by all executive officers and directors as a group. Each person has sole investment and voting power with respect to the shares indicated, subject to applicable laws.

                                                                   SHARES OF         PERCENTAGE
                                                                  COMMON STOCK       OF COMMON
                                                                  BENEFICIALLY         STOCK
                        NAME AND ADDRESS                          OWNED(a)(b)      OUTSTANDING(c)
- ----------------------------------------------------------------  ------------     --------------
FMR Corporation.................................................    5,544,200(d)        12.4%
  82 Devonshire Street
  Boston, Massachusetts 02109
State Farm Insurance Companies..................................    2,726,500(e)         6.1%
  1 State Farm Plaza
  Bloomington, Illinois 61710
Paul M. Cook....................................................      213,316
Richard Dulude..................................................        6,343
James F. Gibbons................................................       18,105
Richard A. Kashnow..............................................       24,855
John P. McTague.................................................        4,688
Dean O. Morton..................................................       12,427
Isaac Stein.....................................................       29,370
Chang-Lin Tien..................................................            0
Cyril J. Yansouni...............................................        3,688
Robert J. Saldich...............................................      198,380
Michael T. Everett..............................................      107,318
Ralph H. Harnett................................................       46,879
Raymond J. Sims.................................................       23,065
Joseph G. Wirth.................................................       44,500
All executive officers and directors as a group (22 persons)....      968,395            2.1%

- ---------------
(a) The figures include options to purchase shares of Common Stock exercisable within 60 days following June 30, 1996, and held by: Mr. Cook, 5,626 shares; Mr. Dulude, 5,593 shares; Dr. Gibbons, 18,105 shares; Dr. Kashnow, 0 shares; Mr. McTague, 1,688 shares; Mr. Morton, 6,376 shares; Mr. Stein, 26,563 shares; Mr. Yansouni, 1,688 shares; Mr. Saldich, 181,000 shares; Mr. Everett, 100,500 shares; Mr. Harnett, 37,300 shares; Mr. Sims, 17,000 shares; Dr. Wirth, 44,500 shares; and all executive officers and directors as a group, 646,719 shares.

(b) The figures include restricted shares awarded on July 17, 1996, and held by:
    Mr. Harnett, 1,000; Mr. Sims, 1,000; and all executive officers and directors as a group, 8,400 shares.

(c) Percentages of less than 1.00% are not shown.

(d) This information was obtained from a letter dated July 23, 1996, from FMR Corporation.

(e) This information was obtained from a letter dated July 24, 1996, from State Farm Insurance Companies.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has standing audit, compensation, and organization committees. In addition, during fiscal year 1996, the Board of Directors had nominating and executive committees, which were combined into a newly formed organization committee of the Board effective July 1, 1996.

     The functions of the audit committee are as follows: to review and report to the Board with respect to the annual audit by the Company's independent accountants, including the scope and general extent of their examination, the audit procedures that will be utilized by the independent accountants, and the compensation of the independent accountants; to review and report to the Board on the general policies and procedures utilized by the Company with respect to internal auditing, accounting, and financial controls; and to review and report to the Board on the subject of the retention of the Company's independent accountants. Messrs. Dulude and Stein and Dr. Gibbons were the members of the audit committee in fiscal year 1996.

     The functions of the compensation committee are to determine the general compensation policies of the Company, establish compensation plans, and determine senior management compensation. The members of the compensation committee in fiscal year 1996 were Messrs. Dulude, Morton, and Yansouni. A Report of the Compensation Committee on Executive Compensation is included herein.

     Effective July 1, 1996, the Board combined the executive committee and the nominating committee of the Board, the functions of which are described below, into an organization committee of the Board. The organization committee of the Board focuses on board membership and the general operation of the Board. Messrs. Stein, Dulude, and Morton and Dr. Gibbons are the members of the organization committee.

     In fiscal year 1996, the functions of the executive committee were to focus on the Ericsson Raynet joint venture, management succession within Raychem, and the general operation of the Board. Messrs. Stein, Morton, and Saldich and Dr. Kashnow, who replaced Mr. Saldich in October 1995, were members of the executive committee in fiscal year 1996.

     In fiscal year 1996, the functions of the nominating committee were to recommend candidates for election to the Board of Directors and to develop policies for the size and composition of the Board. The members of the nominating committee in fiscal year 1996 were Dr. Gibbons and Mr. Morton.

     Stockholder proposals for Board nominees will be accepted by the organization committee and will be given due consideration for recommendation to the Board in light of the nominees' qualifications. Stockholder nominees for future years should be submitted in writing to the organization committee in care of the Corporate Secretary by August 1 or 90 days prior to the annual meeting of stockholders, whichever is earlier.

     During the fiscal year ended June 30, 1996, the Board of Directors held nine meetings, the audit committee held three meetings, the compensation committee held seven meetings, the nominating committee held two meetings, and the executive committee held eight meetings. Each director attended at least 75% of the aggregate number of Board meetings and meetings of committees of which he was a member that were held during the fiscal year.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company for services rendered in all capacities during the latest three fiscal years ending June 30 by the Chief Executive Officer, each of the other four most highly compensated executive officers, and Mr. Saldich who served as Chief Executive Officer during part of fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION AWARDS
                                                                            --------------------------------------
                                        ANNUAL COMPENSATION                              SECURITIES
                           ----------------------------------------------   RESTRICTED   UNDERLYING
        NAME AND                                           OTHER ANNUAL       STOCK       OPTIONS/     ALL OTHER
   PRINCIPAL POSITION      YEAR    SALARY       BONUS     COMPENSATION(a)   AWARDS(b)     SARS(c)     COMPENSATION
- -------------------------  -----  --------     --------   ---------------   ----------   ----------   ------------
Richard A. Kashnow.......   1996  $486,000(d)  $200,000         $ 0         $1,650,000     212,500      $865,000(e)
  Chairman, President and
  Chief Executive Officer
Robert J. Saldich........   1996  $391,000     $ 50,000         $ 0         $        0           0      $243,784(f)
  Retired President and     1995   649,000      160,000           0                  0      50,000             0
  Chief Executive Officer   1994   549,000      220,000           0                  0      36,000             0
Michael T. Everett.......   1996  $309,000     $ 60,000         $ 0         $        0      16,000      $233,000(g)
  Sr. Vice President        1995   310,000       60,000           0                  0      14,000       101,269(g)
                            1994   320,000      120,000           0                  0      12,000       164,271(g)
Ralph H. Harnett.........   1996  $284,000     $ 75,000         $ 0         $   61,875      16,000      $      0
  Sr. Vice President        1995   284,000       10,000           0                  0      14,795             0
                            1994   258,000       40,000           0                  0      13,289             0
Raymond J. Sims..........   1996  $284,000     $ 75,000         $ 0         $   61,875      31,000      $      0
  Sr. Vice President and    1995   284,000      110,000           0                  0      12,000             0
  Chief Financial Officer   1994   249,000       60,000           0                  0      12,000             0
Joseph G. Wirth..........   1996  $304,000     $ 60,000         $ 0         $        0      12,000      $      0
  Sr. Vice President and    1995   304,000       66,000           0                  0      12,000             0
  Chief Technical Officer   1994   294,000       75,000           0                  0      12,000             0

- ---------------
(a) In accordance with Securities and Exchange Commission regulations, perquisites less than the lesser of (a) $50,000 or (b) 10% of the total of annual salary and bonus are not shown. Accordingly, amounts previously reported for mortgage differential payments are not shown.

(b) 37,500 shares of restricted stock were awarded to Dr. Kashnow on October 1, 1995. The fair market value on the date of the award was $45.00 per share. A par value payment equal to $1.00 per share was paid by Dr. Kashnow in connection with the award. Restrictions as to 18,750 shares lapsed on December 8, 1995, and as to the remaining 18,750 shares on February 8, 1996. Dr. Kashnow received 64 shares of restricted stock in lieu of dividends payable on the original award; restrictions on these shares lapsed ratably with the original award. 1,000 shares of restricted stock were awarded to each of Mr. Harnett and Mr. Sims on July 17, 1996. The fair market value on the date of the awards was $62.875 per share. Par value payments equal to $1.00 per share were paid by Messrs. Harnett and Sims in connection with the awards. Dividends on these shares are paid in cash. Restrictions will lapse as to these shares on July 17, 1999 if the recipients are still employed by the Company on that date. As of July 17, 1996, restricted stock was held as follows: Dr. Kashnow, 0 shares; Mr. Harnett, 1,000 shares; Mr. Sims, 1,000 shares.

(c) Options/SARs for Mr. Harnett include 1,289 shares in fiscal year 1994 and 795 shares in fiscal year 1995, awarded to Mr. Harnett in lieu of bonus payments of $41,254 and $24,000 for fiscal years 1993 and 1994, respectively, pursuant to the Company's Amended and Restated Bonus Deferral Plan.

(d) This amount represents salary for employment commencing October 1, 1995.

(e) This amount represents a transition payment to offset forfeited compensation and benefits from a prior employer.

(f) This amount represents imputed income of $139,151 on a portion of the retirement benefit for Mr. Saldich and six months of salary continuation per Mr. Saldich's Consulting/Employment Agreement dated June 7, 1995 in the amount of $104,633.

(g) This amount represents a special allowance paid to Mr. Everett to cover additional costs of living overseas.

STOCK OPTIONS

     The following table shows for each executive officer named in the Summary Compensation Table certain information regarding options granted during fiscal year 1996.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(a)

                                             INDIVIDUAL GRANTS                                POTENTIAL
                         ---------------------------------------------------------         REALIZABLE VALUE
                                           PERCENT OF                                     AT ASSUMED ANNUAL
                          NUMBER OF          TOTAL                                          RATES OF STOCK
                          SECURITIES      OPTIONS/SARS     EXERCISE                     PRICE APPRECIATION FOR
                          UNDERLYING       GRANTED TO       OR BASE                         OPTION TERM(c)
                         OPTION/SARS      EMPLOYEES IN       PRICE       EXPIRATION   --------------------------
         NAME             GRANTED(b)      FISCAL YEAR      ($/SHARE)       DATE           5%             10%
- -----------------------  ------------     ------------     ---------     ---------    ----------     -----------
Richard A. Kashnow.....     212,500           15.1%         $45.000       10/01/05    $6,013,805     $15,240,162
Robert J. Saldich......           0            0.0%              --             --    $        0     $         0
Michael T. Everett.....      16,000            1.1%         $47.375       11/01/05    $  476,702     $ 1,208,057
Ralph H. Harnett.......      16,000            1.1%         $47.375       11/01/05    $  476,702     $ 1,208,057
Raymond J. Sims........      16,000            1.1%         $47.375       11/01/05    $  476,702     $ 1,208,057
                             15,000            1.1%         $73.250       04/18/06    $  690,998     $ 1,751,125
Joseph G. Wirth........      12,000            0.9%         $47.375       11/01/05    $  357,527     $   906,043

- ---------------
(a) No grants of Stock Appreciation Rights were made to any named executive officer during the fiscal year ended June 30, 1996.

(b) All options granted to executive officers in fiscal 1996 become exercisable in four equal annual installments commencing on the first anniversary of the grant date. Exercisability of options may be accelerated by the Board of Directors. At the time of exercise, the exercise price may be paid in cash, by delivery of shares already owned (subject to certain conditions), by a secured loan from the Company, or by cashless exercise. The option plan permits withholding of shares to satisfy tax obligations upon exercise.

(c) Potential Realizable Value is based on the assumed annual share price appreciation for the ten-year option term. The actual value, if any, that an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

OPTION EXERCISES AND VALUATION

     The following table shows for each executive officer named in the Summary Compensation Table certain information regarding option exercises during fiscal year 1996 and options outstanding as of June 30, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(a)

                             NUMBER OF                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            ACQUIRED ON     VALUE      OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(b)(c)
           NAME              EXERCISE      REALIZED    EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- --------------------------  -----------   ----------   --------------------------     -------------------------
Richard A. Kashnow........          0     $        0               0/212,500              $        0/$5,710,938
Robert J. Saldich.........     80,000     $2,895,041         161,000/ 63,000              $6,233,125/$2,259,375
Michael T. Everett........     58,500     $1,844,058          93,875/ 35,625              $3,351,969/$1,098,281
Ralph H. Harnett..........     48,808     $1,992,776          32,300/ 34,000              $1,238,938/$1,032,875
Raymond J. Sims...........     40,964     $1,117,436          12,000/ 48,000                $ 439,500/$ 999,000
Joseph G. Wirth...........     20,000     $  851,200          38,375/ 30,125               $1,547,844/$ 946,281

- ---------------
(a) No Stock Appreciation Rights were outstanding at June 30, 1996, nor were any grants of Stock Appreciation Rights made to any named executive officer during the year ended June 30, 1996.

(b) The market value of the underlying securities at the fiscal year-end minus the exercise price of in-the-money options. The market value as of June 30, 1996, was $71.875 per share (closing price on June 28, 1996).

(c) The average per-share exercise price of all options outstanding for each named executive officer is: Dr. Kashnow, $45.00; Mr. Saldich, $33.96; Mr. Everett, $37.51; Mr. Harnett, $37.61; Mr. Sims, $48.24; and Dr. Wirth, $35.46.

EMPLOYMENT/CONSULTING AGREEMENTS WITH EXECUTIVE OFFICERS

     In August 1995, the Company entered into an agreement with Dr. Kashnow, who became President, Chief Executive Officer, and Chairman of the Board of Directors on October 1, 1995. This agreement is more fully described below in the Report of the Compensation Committee of the Board of Directors on Executive Compensation.

     Mr. Saldich retired as President and Chief Executive Officer of the Company as of September 30, 1995. On June 7, 1995, the Company entered into a Consulting/Employment Agreement with Mr. Saldich. The purpose of the agreement was to retain Mr. Saldich's services as Chief Executive Officer and then as a consultant until June 7, 1998. The agreement replaced any other severance benefits to which he might otherwise have been entitled. Mr. Saldich will receive compensation through June 7, 1998, at an annual rate of $650,000, less the annual pension benefit that would have otherwise been payable had he elected not to take a lump sum retirement. Mr. Saldich's executive benefits will continue until June 7, 1998, including vesting of his stock options. He has agreed to hold himself available for up to 20% of his time for consulting until June 7, 1998. The Company will provide Mr. Saldich with an office and a secretary through June 7, 1998. Mr. Saldich agreed not to compete with the Company during the term of the agreement. A lump sum retirement payment was made to him in January 1996. For fiscal year 1996, he received a bonus of $50,000 reflecting the Board of Directors' assessment of his performance during the transition to the new Chief Executive Officer and the Company's performance.

DIRECTORS' FEES AND STOCK OPTIONS

     During fiscal year 1996, directors not employed by the Company (all directors except Dr. Kashnow and Mr. Saldich prior to his retirement) were paid an annual retainer of $20,000 plus $1,000 for each Board and committee meeting attended in person. In addition, the chair of the audit committee received an annual retainer of $8,750; the chair of the nominating committee received an annual retainer of $16,000; the chair of the compensation committee received an annual retainer of $5,000; and the chair of the executive committee received an annual retainer of $25,000.

     Effective July 1, 1996, directors, except Dr. Kashnow, will receive an annual retainer of $27,500, a fee of $1,000 for each Board and committee meeting attended in person, and a fee of $500 for each meeting attended by telephone. The chair of each of the audit, organization and compensation committees will receive an annual retainer of $5,000.

     During fiscal year 1996, Mr. Cook and Mr. Stein received additional compensation for providing consulting services to the Company or its subsidiaries or affiliates. Mr. Cook provided advice to the Company with respect to technologies and management development. Mr. Stein provided advice to the Company with respect to financing alternatives and other Company issues.

     The Company entered into a consulting agreement with Mr. Cook upon his retirement on April 1, 1990, providing for an annual retainer of $100,000, payment of one-half of his office rent, and the assignment of a Company employee as his secretary. The agreement includes a commitment from Mr. Cook to consult for the Company on an as-needed basis and not to consult or work for a competitor of the Company during the term of the agreement. The agreement will terminate at the end of fiscal year 1997.

     The Company entered into a consulting agreement with Mr. Stein effective as of July 1, 1994, providing for Waverley Associates, Inc. to receive a retainer of $30,000 per month and an option grant to Mr. Stein of 25,000 shares. An option to purchase an additional 25,000 shares was granted to Mr. Stein at the beginning of fiscal year 1996. The agreement included a commitment from Waverley Associates, Inc. to hold Mr. Stein available for up to 50% of his time for consulting to the Board of Directors and the Chief Executive Officer, in addition to his normal Board responsibilities. Mr. Stein also received $25,000 per fiscal year to act as chair of the executive committee. In addition, the Company agreed to reimburse customary out-of-pocket expenses and paid Waverley Associates, Inc. $5,000 per month as a contribution to rental and secretarial expenses. This agreement was amended as of July 1, 1996 to delete the monthly retainer. Mr. Stein will now provide services upon request of the Company at a per diem rate of $3,000.

     Under the 1987 Directors Stock Option Plan, each director who is not an employee of the Company receives an option to purchase 3,000 shares of Common Stock on the date he or she first serves as a director. Thereafter, each non-employee director receives an option to purchase 750 shares of Common Stock upon re-election at the annual meeting of stockholders. A total of 150,000 shares of Common Stock have been reserved for issuance under this plan. The exercise price of options granted under this plan is the fair market value of the Common Stock on the grant date. For the fiscal year ended June 30, 1996, each director (except Dr. Kashnow and Mr. Saldich, who were not eligible) received an option to purchase 750 shares of Common Stock at a grant price of $47.375 per share. The 1987 Directors Stock Option Plan expires in May 1997. The Board of Directors has adopted, subject to stockholder approval, the 1996 Directors Stock Option Plan, the terms of which are described below.

     The Board of Directors considers stock ownership in the Company by directors to be of utmost importance. Such ownership enhances directors' commitment to the future of the Company and further aligns their interests with those of the Company's stockholders. In keeping with this philosophy, the Board has established minimum stock ownership guidelines for directors. These guidelines state that within a three-year period from the later of August 1995 or the director's nomination, each director should own Common Stock having a value of at least five times the director's annual retainer.

                    REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The compensation committee of the Board of Directors (the "Compensation Committee") determines the general compensation policies of the Company, establishes compensation plans, and sets specific compensation levels for executive officers. During the 1996 fiscal year, the Compensation Committee was composed of Messrs. Morton (Chairman), Dulude, and Yansouni. All of the Compensation Committee members were "disinterested" as that term was defined under the Securities and Exchange Commission's

Rule 16b-3 then in effect and "outside directors" as that term is defined under
Section 162(m) of the Internal Revenue Code of 1986, as amended ("the Code").

     The Compensation Committee reviews executive compensation matters not less than annually. At the request of the Compensation Committee, the Company's Human Resources Department presents analyses and recommendations on executive compensation for the next fiscal year. The Compensation Committee thereafter makes specific determinations for each executive officer.

     Executive officer compensation typically consists of three components: base salary, an annual cash bonus award, and long-term incentives in the form of stock options and restricted stock awards. Individual salaries, along with "target" levels for cash bonuses, stock option grants, and restricted stock awards are established by the Compensation Committee based on competitive market levels indicated in pay surveys and other information obtained by the Company regarding select U.S. companies of similar size, complexity, and quality to the Company.

     The Compensation Committee believes that officers' interests should be closely aligned with those of the Company's stockholders. The Compensation Committee therefore encourages and expects officers to have a meaningful ownership stake. To support this objective, and consistent with the director ownership guidelines established in August 1995, officer ownership guidelines were established in fiscal year 1996. The guidelines state that the Chief Executive Officer should own shares having a value of at least four times annual salary, senior vice presidents should own shares having a value of at least two times annual salary, and vice presidents should own shares having a value of at least one time annual salary. Each officer will have three years to reach the designated ownership level.

     BASE SALARIES. For fiscal year 1996, as for recent prior years, the Compensation Committee obtained an independent consultant's report summarizing executive salary levels at over 25 comparison companies. Included were prominent electronics, telecommunications, computer software and hardware, and industrial manufacturing companies, representing organizations with whom the Company competes for talent and/or which have market capitalization or other attributes similar to the Company. Publicly available surveys and salary data reported in proxy statements were used to provide supplementary information. In setting salary levels, competitive data is adjusted to reflect relative sales volume and differences in business unit size, as appropriate. Additionally, the Compensation Committee considers each executive officer's individual experience and sustained performance, as well as salary levels of others within the Company.

     Upon reviewing the survey data for fiscal year 1996, the Compensation Committee determined that existing officer salaries generally were in line with median competitive salary levels and reflected individual performance contributions. Given the Company's efforts to control costs and to further emphasize pay for performance, it was the Compensation Committee's decision to freeze officer salaries for fiscal year 1996. Salary adjustments for fiscal year 1997 were made for officers effective July 1, 1996.

     ANNUAL BONUSES. Awards are made to executives under a variable cash bonus plan that aligns the interests of officers and other employees with stockholders by putting a significant portion of annual compensation at risk based on the achievement of predetermined financial performance goals. Award opportunities are intended to be in the upper quartile of competitive total cash compensation when superior financial results are achieved. In fiscal year 1996, financial measures were constructed to reflect a highly simplified economic value-added type of model where officers and other employees share in Company profits above the estimated cost of capital and in after-tax profit growth over the prior year. There are two formula-derived components to the plan: a corporate component and a business unit component.

     For fiscal year 1996, awards based on the corporate component were significantly below competitive levels even though there was sizable improvement in the Company's reported profit after tax as compared to fiscal year 1995. As required by Statement of Financial Accounting Standards No. 109, tax benefits were reported by the Company which related to income that will more likely than not arise in future years. The Compensation Committee believes that these tax benefits recognized in fiscal year 1996 were not entirely related to management performance in that single year, so they were excluded from profit after tax for purposes of determining bonus. Restructuring charges for discontinuing businesses and realigning manage-ment decreased reported profit after tax; however, the Compensation Committee believes that management should be fully accountable for the restructuring charges recognized during the year, so these charges were included for the purpose of determining performance awards.

     Individual awards for the current Chief Executive Officer and his predecessor are discussed in the following section on "Chief Executive Officer Compensation." Awards for Dr. Wirth and Mr. Sims were based on corporate performance. Mr. Harnett's award includes a business unit component for the telecommunications segment, which he manages, as well as a corporate component. Mr. Everett's award includes a component for the Asia business unit, as well as a corporate component.

     LONG-TERM INCENTIVES. Until recently, stock option grants were the only form of long-term incentive used by the Company. The Compensation Committee believes that stock options play an important role in attracting, retaining, and motivating executives. Stock options also provide executives with a means of increasing Company stock ownership, which is a key objective of the executive compensation program. The Compensation Committee's practice is to grant options annually at 100% of the fair market value of the Company's Common Stock at the date of grant. Options typically vest at a rate of 25% per year over four years.

     The Compensation Committee determines option grant levels for executive officers based on competitive data gathered from relevant comparison companies by independent consultants, and uses competitive practice as a guideline for determining appropriate grant levels. The Compensation Committee also considers the aggregate stock option shares granted throughout the Company, individual experience and performance of recipients, and past individual grant amounts in determining individual grant levels.

     For fiscal year 1996, additional discretionary options were granted to selected key executives whose continued contributions were deemed to be critical to the Company's future success. Mr. Sims' award includes a special stock option grant for his individual contributions. On July 17, 1996, modest restricted stock grants were also made for retention of key individuals, including Messrs. Sims and Harnett, who each received 1,000 shares.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Saldich retired as Chief Executive Officer during fiscal year 1996. He received his regular salary for the portion of the year that he held that position, at the same $650,000 annualized rate as in effect during fiscal year 1995. The Compensation Committee determined that this salary rate was at approximately the competitive median for comparable Chief Executive Officer positions. In addition, Mr. Saldich received a discretionary annual bonus of $50,000 for his performance during the portion of fiscal year 1996 that he served as Chief Executive Officer and for his contribution to the smooth transition of leadership. He did not receive a stock option grant for his services during fiscal year 1996. As recognition for these services, he received a supplemental retirement benefit calculated as if he had retired at age 65. He will also continue to receive executive benefits until reaching age 65.

     Dr. Kashnow joined the Company as Chief Executive Officer on October 1, 1995. His employment followed an extensive search conducted under the direction of the Board of Directors. The Company entered into an agreement with Dr. Kashnow on August 11, 1995. The Compensation Committee deemed the compensation package in that agreement to be effective in aligning Dr. Kashnow's interests with those of the Company's stockholders, to be reasonable based on competitive standards, and to be consistent with the Company's pay-for-performance philosophy.

     Dr. Kashnow's initial annual salary was set at the same $650,000 median competitive level as his predecessor's and was pro-rated for the portion of the year that he was employed by the Company. He was guaranteed an annual bonus for fiscal year 1996 at 40% of earned salary. In addition, Dr. Kashnow received an initial grant of an option to purchase 212,500 shares of the Company's Common Stock (of which 12,500 were granted outside of existing plans) and 37,500 restricted shares effective on his hire date. The stock options carried the same terms and conditions, including vesting, as those granted to other employees. The restricted shares had performance-accelerated vesting at the sooner of (1) five years or (2) 50% when the Company's average closing stock price was above $50 for at least 30 consecutive trading days, and the remaining 50% when the average closing stock price was above $60 for at least 30 consecutive trading days. Both the $50 and

$60 stock-price performance criteria were achieved during fiscal year 1996, resulting in the full vesting of the restricted shares.

     The Compensation Committee also recognized that, upon joining the Company, Dr. Kashnow would forfeit accrued cash bonuses and unvested restricted shares from his prior employment. Furthermore, he would have to relocate from Denver to the relatively higher-cost San Francisco Bay Area. The Compensation Committee consequently agreed to pay him a transition payment of $865,000 to offset his forfeited compensation and benefits and to extend an interest-free loan for $1 million to purchase a principal residence, with a $200,000 annual cash bonus to repay the loan beginning in fiscal year 1997, and extending for five years subject to his continued employment with the Company. The agreement with Dr. Kashnow also calls for an adjustment in Dr. Kashnow's pension benefits to compensate for the loss of pension benefits from his prior employment. In a supplemental agreement with Dr. Kashnow dated February 5, 1996, the Company agreed that all of Dr. Kashnow's transition payment will be deferred pursuant to the Company's Executive Deferred Compensation Plan.

     OFFICER SEVERANCE BENEFITS. Raychem provides severance benefits for all employees whose employment is terminated due to a reduction in force. Since fiscal year 1995, there has been a separate Compensation Committee-approved program for officers. Each eligible officer is, upon execution of a release agreement, guaranteed one full year of base salary and selected benefit continuation upon involuntary termination for other than cause. Up to a second year of base salary and benefit continuation may be paid, provided the officer is not employed. If, in the second year, the officer is employed but is paid a lower base salary than the officer received while employed at the Company, the officer is eligible to receive a salary differential.

     COMPANY POLICY TOWARD DEDUCTIBILITY OF EXECUTIVE OFFICER
COMPENSATION. Section 162(m) of the Code places a $1 million per person limit on the deduction that a publicly held corporation may take for compensation paid to certain officers (generally the Chief Executive Officer and its four other highest-paid executive officers) unless, in general, the compensation is exempt as "performance-based." Compensation resulting from the exercise of stock options or upon award of performance shares will be treated as "performance-based" and excluded from the limit on deductibility if, among other things, the plan under which the awards are granted specifies limits on the number of shares issuable to any participant under the plan and these limits are approved by the issuer's stockholders. In the case of performance shares, the stockholders must also approve the performance goals for the awards.

     In adopting and administering executive compensation plans and arrangements, the Compensation Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Code and, in appropriate cases, strives to structure such compensation so that any such limitation will not apply. At its August 1996 meeting, the Compensation Committee adopted an Officer Variable Pay Plan that provides for the award of incentives to executives and is intended to comply with Section 162(m). If approved by the stockholders at the 1996 annual meeting, the plan will be effective as of July 1, 1996.

     In fiscal year 1995, pursuant to Section 162(m) of the Code, the Company adopted and the stockholders approved an amendment to the Company's Amended and Restated 1990 Incentive Plan ("1990 Incentive Plan") to limit individual option grants to 200,000 shares per year. As a result of this amendment, gains realized by officers upon exercise of Company stock options granted under the 1990 Incentive Plan should not be included in the compensation subject to the $1 million deductibility limit.

     In addition, the Company is seeking stockholder approval of amendments to the 1990 Incentive Plan to increase the number of shares that may be granted to an individual in any one-year period to 500,000 and to include performance shares in that limit. If the amendments are approved, the tax deduction for compensation realized from stock option grants and performance share awards under the 1990 Incentive Plan should not be subject to the $1 million limit on deductibility under Section 162(m) of the Code.

[SIGNED:] Messrs. Dulude, Morton (Chair), and Yansouni

STOCK PERFORMANCE CHART

     The chart below compares the Company's cumulative total stockholder return (overall market performance with reinvested dividends) during the five-year period ended June 30, 1996, against the Standard & Poor's 500 Stock Index and the Standard & Poor's Electrical Equipment Index, both of which are established and well-known indices. The Company is a broadly diversified materials science business and is not easily categorized within any specific industry index.

                              RAYCHEM CORPORATION
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(a)

                                                                   S&P Elec
      Measurement Period                                          Equip Index
    (Fiscal Year Covered)           Raychem         S&P 500           (b)
30-Jun-91                                  100             100             100
30-Jun-92                               122.99          120.54          124.13
30-Jun-93                               152.80          143.98          173.09
30-Jun-94                               139.64          152.52          190.50
30-Jun-95                               148.78          199.42          259.36
30-Jun-96                               280.12          258.02          399.00
- --------------------------------------------------------------------------------
                          30-JUN-91   30-JUN-92   30-JUN-93   30-JUN-94   30-JUN-95   30-JUN-96
- -------------------------------------------------------------------------------------------------
  Raychem                  $100.00     $122.99     $152.80     $139.64     $148.78     $280.12
- -------------------------------------------------------------------------------------------------
  S&P 500                  $100.00     $120.54     $143.98     $152.52     $199.42     $258.02
- -------------------------------------------------------------------------------------------------
  S&P Elec Equip Index     $100.00     $124.13     $173.09     $190.50     $259.36     $399.00

- --------------------------------------------------------------------------------

(a) Total return assumes reinvestment of dividends. Assumes $100 invested June 30, 1991.

(b) S&P Electrical Equipment Index includes AMP, Emerson Electric, General Electric, General Signal, W.W. Grainger, Honeywell, Raychem, Thomas & Betts and Westinghouse Electric.

PENSION PLANS

     The Company has a defined benefit pension plan that provides retirement benefits to eligible United States employees. Subject to certain exceptions, for each year of credited service after 1995, each eligible employee accrues an annual benefit equal to 1.375% of compensation plus 0.625% of compensation in excess of Social Security compensation. In addition, the plan provides for a past service benefit of the sum of 1.375% of the average compensation of a participant for the three highest consecutive years of compensation prior to 1996 plus 0.625% of such average compensation in excess of 1996 Social Security compensation, multiplied by the years of credited service prior to 1996. Years of credited service are limited to a total of 35 years, and these years comprise the 35 consecutive years over which the highest pension amount is accrued. The benefits payable to any employee are payable upon retirement from the Company at age 65 and are subject to certain limitations established by applicable law and the plan. An employee who retires after age 65 receives the greater of the benefit at age 65 increased by 1/180 per month for each month of service thereafter or the benefit for all years of service.

     The Company has adopted a supplemental executive retirement plan for all United States employees whose benefits under the Company's pension plan are limited by United States federal tax laws. The plan provides these employees with benefits equivalent to those not paid under the pension plan because of the federal tax law limitations. However, the supplemental retirement plan limits years of credited service to 35, and no benefits are payable under the plan subsequent to the participant's engaging in any activity in competition with the Company. The plan authorizes the Board of Directors of the Company, in its discretion, to accelerate the payment of benefits or establish a trust fund for participants upon a change in control of the Company.

     The estimated annual aggregate benefit payable under the plans upon retirement from the Company at age 65 to each of the executive officers named in the Summary Compensation Table (assuming that each person's covered compensation in future years remains at its 1995 calendar year-end annualized level) is $146,127 for Dr. Kashnow, $157,181 for Mr. Everett, $178,421 for Mr. Harnett, $169,786 for Mr. Sims, and $51,899 for Dr. Wirth. Mr. Saldich took his pension in a single lump-sum distribution in January 1996, in the total dollar amount of $4,596,053.

COMPANY LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

     In connection with option exercises and the purchase of its Common Stock under equity incentive plans, the Company has made available to employees, including directors and executive officers, deferred payment arrangements and advances to cover income tax liabilities. The indebtedness resulting from such arrangements has a five-year term and bears interest, which accrues at rates ranging from 5.32% to 7.96% per year, payable in annual installments. The maximum amount of such indebtedness outstanding during the fiscal year ended June 30, 1996, together with the amount outstanding at June 30, 1996, for each person who was a director or executive officer during the fiscal year and for whom the principal amount exceeded $60,000 at any time during such period, is as follows: $132,347 and $132,347 for John McGraw.

     The Company has also extended to certain executive officers loans on a secured basis for relocation expense. The loans are interest free and generally repayable over five years. As of June 30, 1996, the maximum amount of such indebtedness outstanding during the 1996 fiscal year, together with the amount outstanding at June 30, 1996, for each such executive officer for whom the principal amount exceeded $60,000 at any time during such period was as follows:
Dr. Kashnow, $1,000,000 and $1,000,000; Andrew Roake, $1,000,000 and $0; and Dr.
Wirth, $600,000 and $0.

                  AMENDMENTS TO EMPLOYEE STOCK PURCHASE PLANS

BACKGROUND

     The Company maintains an Amended and Restated 1984 Employee Stock Purchase Plan and an Amended and Restated 1985 Supplemental Employee Stock Purchase Plan ("Stock Purchase Plans") that permit United States employees and employees of certain domestic and foreign subsidiaries to purchase the Company's Common Stock at a discounted price. These plans are designed to encourage and assist a broad spectrum of employees of the Company and participating subsidiaries to acquire an equity interest in the Company through the purchase of Common Stock. They are also intended to provide to United States employees participating in the Stock Purchase Plans the tax benefits available under Section 421 of the Code. At June 30, 1996, approximately 4,210 of 7,851 eligible employees were participants in the plans. A summary of the principal provisions of the Stock Purchase Plans is set forth below.

     The Board of Directors has adopted, subject to stockholder approval, an amendment to each of the Stock Purchase Plans to increase the aggregate number of shares issuable under both plans by 1,000,000 shares. The increase, if approved, will bring to 16,000,000 the total number of shares that have been authorized for issuance under the Stock Purchase Plans since their inception in 1984. As of August 1, 1996, approximately 831,749 shares remained available for issuance under the Stock Purchase Plans. If the amendments are approved by stockholders, approximately 1,831,749 shares would be available for future issuance under the Stock Purchase Plans. Management expects this share increase to be sufficient for all stock purchases under the Stock Purchase Plans for at least two years.

     The Board of Directors has also adopted, subject to stockholder approval, an amendment to each of the Stock Purchase Plans to change the required vote for stockholder approval of amendments from the current requirement of a majority of the outstanding shares to a majority of the votes cast at a duly held stockholder meeting at which a quorum of the voting power is represented. If approved by the stockholders, these amendments will bring the Stock Purchase Plans into conformity with the Company's other stock plans and the vote required by applicable law.

DESCRIPTION OF STOCK PURCHASE PLANS

     All regular employees (including executive officers and directors who are employees) who are customarily employed more than 15 hours per week and more than five months per year by the Company or a participating subsidiary are eligible to participate in the Stock Purchase Plans as of the first quarterly enrollment date following employment. Participants may elect to make contributions up to a maximum of 15% of base earnings. On the last trading date of each period, the Company applies the funds then in each participant's account to the purchase of shares of Common Stock. The purchase dates are the last trading day of January, April, July, and October. The cost of each share purchased is 85% of the lower of the closing prices for Common Stock on (i) the first trading day in the enrollment period in which the purchase is made and
(ii) the purchase date. (The closing price of Common Stock on the New York Stock Exchange composite tape on August 19, 1996, was $68.25 per share. The closing price of Common Stock on the New York Stock Exchange is generally treated as the "fair market value" on a particular grant date for purposes of the Company's employee stock plans.) The length of the enrollment period may not exceed 12 months. Enrollment dates are the first trading day of February, May, August, and November. The Board has limited the maximum number of shares that may be purchased by a participant during any enrollment period, and no participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Common Stock (determined as of the first trading day in an enrollment period) in any calendar year.

     The Board of Directors administers the Stock Purchase Plans but has delegated routine administrative matters to management committees. The Board of Directors may amend or terminate the Stock Purchase Plans at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the Stock Purchase Plans in the event of a reorganization, recapitalization, stock split, or other similar event. However, any amendments that would increase the number of shares reserved for purchase, materially increase the benefits to participants, or materially modify the requirements for participa-tion under the Stock Purchase Plans require stockholder approval. Shares available under these Stock Purchase Plans may be either outstanding shares repurchased by the Company or newly issued shares.

FEDERAL INCOME TAX CONSEQUENCES

     In general, participants who are citizens or residents of the United States ("U.S. Participants") will not have taxable income or loss under the Stock Purchase Plans until they sell or otherwise dispose of shares acquired under the Stock Purchase Plans (or die holding such shares). If the shares have been held, as of the date of sale or disposition, for (i) longer than two years after the beginning of the enrollment period during which the shares were purchased, and
(ii) longer than one year following purchase, a U.S. Participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

     If the shares are disposed of within either of the foregoing holding periods (a "disqualifying disposition"), a U.S. Participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the U.S. Participant will have taxable capital gain (or loss) measured by the difference between the sale price and the U.S. Participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held as of the date of sale for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income taxable to a U.S. Participant in a disqualifying disposition.

     Special rules apply to U.S. Participants who are directors or officers. The consequences to non-U.S. Participants are governed by foreign laws, which typically do not offer the same tax advantages as United States law.

PROPOSED AMENDMENTS

     At the annual meeting, the Company's stockholders will be asked to approve amendments to increase the aggregate number of shares of Common Stock authorized under the Stock Purchase Plans by 1,000,000 shares and will be asked to modify the voting requirements for approval of future amendments to the Stock Purchase Plans to require the affirmative vote of a majority of the votes cast at a duly held stockholder meeting at which a quorum is represented.

     The following table shows the "Dollar Value" and number of shares purchased by the named individuals and groups under the Stock Purchase Plans during the fiscal year ended June 30, 1996. The "Dollar Value" is the difference between the fair market value of the stock at the date of purchase and the participant's purchase price for the stock.

                                 PLAN BENEFITS

           AMENDED AND RESTATED 1984 EMPLOYEE STOCK PURCHASE PLAN AND AMENDED AND RESTATED 1985 SUPPLEMENTAL EMPLOYEE STOCK PURCHASE PLAN(a)

                                                                         DOLLAR         NUMBER
                          NAME AND POSITION                               VALUE        OF SHARES
- ---------------------------------------------------------------------  -----------     ---------
Richard A. Kashnow...................................................  $     8,098          378
  Chairman, President and Chief Executive Officer
Robert J. Saldich....................................................  $     1,581          267
  Retired President and Chief Executive Officer
Michael T. Everett...................................................  $    18,076          739
  Senior Vice President
Ralph H. Harnett.....................................................  $    17,549          762
  Senior Vice President
Raymond J. Sims......................................................  $    18,378          783
  Senior Vice President and Chief Financial Officer
Joseph G. Wirth......................................................  $         0            0
  Senior Vice President and Chief Technical Officer
Executive Officers as a Group (14 persons)...........................  $   180,194        8,606
Non-Executive Director Group(b)......................................  $         0            0
Non-Executive Officer Employee Group.................................  $15,210,771      758,365

- ---------------
(a) Future benefits or amounts received cannot be calculated as they are dependent on each individual's decision as to the amount of salary to be deducted for stock purchases and the stock price in effect at the time of purchase.

(b) Non-employee members of the Board of Directors are ineligible to participate in these plans.

RECOMMENDATIONS

     The Board of Directors believes that the proposed amendments to the Stock Purchase Plans are in the best interests of the Company, its stockholders, and its employees and unanimously recommends a vote "FOR" approval. Approval of the amendments requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock.

             AMENDMENTS TO AMENDED AND RESTATED 1990 INCENTIVE PLAN

BACKGROUND

     In order to attract, retain, and motivate selected employees of, and consultants to, the Company and its subsidiaries and affiliates, the Board of Directors adopted, and the stockholders approved, the 1990 Incentive Plan. The 1990 Incentive Plan provides for the discretionary award of options, restricted stock, performance share awards, or any combination of these (collectively, the "awards") to eligible employees, including executive officers, and consultants. The 1990 Incentive Plan is administered by the Board of Directors. The Board may delegate its authority to a committee and may delegate routine matters to management.

     Addition of Shares. A total of 4,950,000 shares of Common Stock is reserved for issuance under the 1990 Incentive Plan. No award may be granted under the 1990 Incentive Plan after October 31, 2000, but outstanding awards may vest and be exercisable beyond that date.

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the 1990 Incentive Plan to increase the aggregate number of shares issuable under the plan by 2,800,000 shares to 7,750,000 shares. As of June 30, 1996, approximately 565,416 shares remained available for issuance under the 1990 Incentive Plan. If approved by stockholders, approximately 3,365,416 shares would be available for issuance. Management expects this share increase to be sufficient for all grants made under the 1990 Incentive Plan for at least two years.

     Limit on Number of Shares. Section 162(m) of the Code generally places a $1 million per person limit on the deduction that a publicly held corporation may take for compensation paid to certain officers (generally, the Chief Executive Officer and the four most highly compensated executive officers). The limit applies in the year in which the compensation is paid, so it could apply to income derived from the exercise of certain stock options or upon receipt of other awards. Options granted prior to February 17, 1993, are not subject to the deduction limitation under this law.

     "Performance-based" compensation is excluded from compensation counted toward the $1 million deduction limit if certain conditions are met. Compensation resulting from the exercise of stock options or upon award of performance shares will be treated as "performance-based" and excluded from the limit on deductibility if, among other things, the plan under which the awards are granted specifies limits on the number of shares issuable to any participant under the plan and these limits are approved by the issuer's stockholders. In the case of performance shares, the stockholders must also approve the performance goals for the awards.

     In fiscal year 1995, in response to Section 162(m) of the Code, the Board of Directors adopted and the stockholders approved an amendment to the 1990 Incentive Plan to limit the number of shares with respect to which options may be granted to no more than 200,000 shares to any one participant in any one-year period.

     In order to exclude from the $1 million deduction limit compensation resulting from the award of performance shares, and to provide additional flexibility with respect to awards, in August 1996 the Board of Directors adopted, subject to stockholder approval, an amendment to the 1990 Incentive Plan to increase the limit on awards and to include performance shares in that limit. If approved by the stockholders, the Company will be able to issue options or performance shares of up to 500,000 shares in the aggregate to any one participant in any one-year period.

DESCRIPTION OF PLAN

     Awards under the 1990 Incentive Plan may be granted in the form of stock options, restricted stock, or performance shares (as defined in the 1990 Incentive Plan). A variety of forms of awards was included in the 1990 Incentive Plan in order to provide the Board with sufficient flexibility to respond to such circumstances as changes in accounting rules or tax laws, a different competitive environment for attracting and retaining employees, or unforeseen conditions. Since the 1990 Incentive Plan was approved by the stockholders in 1990, the Board has granted only stock option awards and restricted stock awards. The Board has broad discretion to determine the amount and type of awards and the terms and conditions of awards. An award may be granted either alone or in addition to other awards granted under the 1990 Incentive Plan. The Board may condition the grant of an award upon the attainment of specified Company, group, division, or subsidiary performance goals or other criteria, which need not be the same for all participants, and may adjust the performance goals and measurements applicable to awards. The Board also may waive, subject to certain restrictions, in whole or in part, any or all restrictions, conditions, vesting, or forfeiture with respect to any outstanding award.

     The consideration payable in connection with an award (including any related tax withholding) may, as authorized by the Board, be paid by promissory note of the participant or by delivery of other property, including securities of the Company. Except as provided in the 1990 Incentive Plan or in an award agreement, awards generally terminate 90 days after termination of a participant's employment, with the following exceptions: if the employment termination is due to the participant's death, disability, or retirement (and, in the case of retirement, the award was made prior to August 2, 1991), then the award may be exercised for two years after the date of termination. For awards made on or after August 2, 1991, but prior to August 12, 1994, if termination was due to retirement, then the award may be exercised for three years after the date of termination. For awards made on or after August 12, 1994, if termination was due to retirement, then the award may be exercised for five years after the date of termination. Death, disability, or retirement does not, however, extend the exercisability of any award beyond its original termination date.

     The Board may amend, alter, or discontinue the 1990 Incentive Plan or any award at any time, except that the consent of a participant is required if the participant's existing rights under an outstanding award would be impaired. The Board may not amend outstanding options to lower the exercise price except in limited circumstances. In addition, to the extent required under applicable tax and securities laws and regulations, the stockholders of the Company must approve any amendment, alteration, or discontinuance of the 1990 Incentive Plan that would (i) increase the total number of shares reserved under the 1990 Incentive Plan, (ii) permit incentive stock options to be exercisable at less than fair market value on the date of grant, (iii) extend the maximum option exercise period, (iv) change the class of employees or consultants eligible to participate in the 1990 Incentive Plan, or (v) materially increase the benefits accruing to participants under the 1990 Incentive Plan.

     The 1990 Incentive Plan is an unfunded plan for incentive and deferred compensation. Although it has not done so, the Board may establish trusts or other arrangements to meet the obligations under the 1990 Incentive Plan to deliver stock or make payments.

     Options. Stock Options granted under the 1990 Incentive Plan may be incentive stock options ("ISOs") under Section 422 of the Code or non-qualified stock options ("NQOs"). The exercise price of ISOs may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price of NQOs must be at least 85% of the fair market value on the date of grant. Except with respect to up to 5% of the stock covered by the 1990 Incentive Plan, options may not be granted at less than fair market value unless the discount below fair market value is expressly granted in lieu of a reasonable amount of salary or cash bonus; provided, however, that this restriction does not apply to the first 4,950,000 shares reserved under the plan. The term of any ISO granted under the 1990 Incentive Plan may not exceed ten years, and the term of any NQO may not exceed fifteen years. Certain other limitations are also applicable to ISOs in order to take advantage of tax treatment that may be favorable to holders of ISOs. Currently, no participant may receive grants of options to purchase more than 200,000 shares of Common Stock under the 1990 Incentive Plan in any one-year period. If the proposed amendment is approved by the stockholders, this limit will be increased to 500,000 shares and include performance shares as well as options. The Board may substitute new options for previously granted options having higher exercise prices or may lower the exercise prices of outstanding options only where such substitution or amendment, when taken together with all options granted at less than fair market value and all restricted stock with vesting periods of less than the three years (one year in the case of performance-based awards), would cover less than 5% of the shares covered by the 1990 Incentive Plan; provided, however, that this restriction does not apply to the first 4,950,000 shares reserved for grants under the 1990 Incentive Plan.

     Restricted Stock. Restricted Common Stock awards consist of nontransferable shares of Common Stock of the Company. The Board may provide for the lapse of the transfer restrictions over a period of not more than ten years. Except with respect to up to 5% of the shares covered by the 1990 Incentive Plan, the lapse of transfer restrictions may be over a period of not less than three years, unless the restriction is performance-based, in which event the restriction period may be not less than one year; provided, however, that this restriction does not apply to the first 4,950,000 shares reserved for grants under the 1990 Incentive Plan or to restricted stock grants prior to June 1996. Within these limits, the Board may accelerate or waive restrictions on the stock, in whole or in part, based on service, performance, or other criteria.

     Performance Shares. Performance shares may also be granted under the 1990 Incentive Plan on the basis of the following incentives of performance: total stockholder return; stock price; cash value added; economic value added; operating margin; asset turnover; sales growth; asset growth; return on investment; earnings per share; return on equity; return on assets; return on capital; operating cash flow; cost of capital; net income; net operating profit; customer satisfaction; and employee satisfaction. At the time a grant is made, the compensation committee of the Board will determine the number of shares of Common Stock to be awarded at the end of the performance period if and to the extent that the specified performance targets are met. The compensation committee of the Board will determine the performance period (which must be at least two years and not more than six years), the performance objectives to be used in granting the awards, and the extent to which awards have been earned. Performance periods may overlap, and participants may be awarded performance shares having different performance criteria. Performance share awards may be payable in cash or stock, at the discretion of the Compensation Committee, and may bear interest or earn dividends. The maximum number of performance shares and option shares in the aggregate that may be awarded to any one participant in any one-year period will be 500,000 shares.

     Change in Control. In the event of a "change in control" of the Company, as defined in the 1990 Incentive Plan, the Board may, in its discretion and subject to certain limitations, elect to accelerate the vesting provisions of awards or may cash out the awards. A "change in control" is defined to include the acquisition of 20% or more of the voting power of the Company's outstanding stock, a proxy solicitation for one or more directors without support of the then-current Board, and certain mergers or reorganizations or other changes in ownership of the Company's assets or stock.

FEDERAL INCOME TAX CONSEQUENCES

     In general, U.S. Participants will not have taxable income (and the Company will receive no deduction) upon the grant or exercise of an ISO. However, exercise of an ISO by a U.S. Participant could give rise to liability for alternative minimum tax.

     A U.S. Participant generally will be entitled to long-term capital gain treatment upon the sale of shares ("Option Shares") acquired upon the exercise of an ISO if the shares have been held for more than two years after the grant date and for more than one year after the exercise date. If the Option Shares are disposed of before both of these holding periods have expired, the U.S. Participant will have taxable ordinary income and/or capital gain (or loss) in the year of sale determined as if the option had been a NQO (see below), except that the amount of ordinary income will not exceed the actual gain on the sale, and the Company will be entitled to a corresponding deduction.

     In general, a U.S. Participant will not have taxable income upon the grant of a NQO or performance share award. Upon exercise or conversion of either of these instruments, the U.S. Participant will generally have ordinary income subject to withholding taxes (and the Company will be entitled to a corresponding deduction) in the amount by which the fair market value of the stock at that time exceeds the purchase (or conversion) price. A U.S. Participant will generally not have taxable income upon the grant of restricted stock but will have taxable income upon the lapse of any restrictions. A U.S. Participant receiving restricted stock, however, may make an election to be taxable at grant on any excess of fair market value over the amount paid, in which case the lapse of any restrictions will not be a taxable event. If shares are held at least one year after the date the U.S. Participant has taxable income from acquiring them, then upon sale of the shares the U.S Participant will have long-term capital gain or loss equal to the difference between the sale price and the fair market value of the shares on the date income is recognized. Under current federal income tax law, long-term capital gain is taxable at a maximum rate of 28%, while ordinary income is taxable at a maximum stated rate of 39.6% (disallowances of deductions at certain income levels may result in a higher implicit rate).

     The tax consequences to non-U.S. Participants are governed by foreign law, which typically does not offer the same tax advantages as United States law. Special rules apply to participants who are directors or officers.

PROPOSED AMENDMENTS

     At the annual meeting, the Company's stockholders will be asked to approve the proposal to amend the 1990 Incentive Plan to increase the number of shares authorized under the plan by 2,800,000 shares to a total of 7,750,000 shares of the Company's Common Stock. In addition, stockholders will be asked to approve a proposal to amend the plan to increase the limit on the number of shares that may be granted to any participant in any one-year period to 500,000 and to include performance shares within that limit.

     The following table shows the number of shares of Common Stock currently issuable upon exercise of options granted to the named individuals and groups under the 1990 Incentive Plan during the fiscal year ended June 30, 1996.

                                 PLAN BENEFITS

                    AMENDED AND RESTATED 1990 INCENTIVE PLAN

                                                                                            NUMBER OF
                                                                                            RESTRICTED
                                                              NUMBER OF                      SHARES
                                                            OPTION SHARES      AVERAGE       GRANTED
                                                              GRANTED IN       EXERCISE        IN
                    NAME AND POSITION                          FY96(a)          PRICE        FY96(b)
- ----------------------------------------------------------  --------------     --------     ---------
Richard A. Kashnow........................................      200,000         $45.00        37,500(c)
  Chairman, President and Chief Executive Officer
Robert J. Saldich.........................................            0         $ 0.00             0
  Retired President and Chief Executive Officer
Michael T. Everett........................................       16,000         $47.38             0
  Senior Vice President
Ralph H. Harnett..........................................       16,000         $47.38         1,000
  Senior Vice President
Raymond J. Sims...........................................       31,000         $59.90         1,000
  Senior Vice President and Chief Financial Officer
Joseph G. Wirth...........................................       12,000         $47.38             0
  Senior Vice President and Chief Technical Officer
Executive Officers as a Group (14 persons)................      393,500         $49.29        45,900
Non-Executive Director Group(d)...........................       25,000         $42.13             0
Non-Executive Officer Employee Group......................      994,950         $51.81         2,400

- ---------------
(a) All options granted at fair market value as of date of grant.

(b) Par value payments equal to $1.00 per share were made by all restricted stock recipients. All restricted shares other than Dr. Kashnow's were awarded on July 17, 1996.

(c) Dr. Kashnow also received 64 shares of restricted stock in lieu of dividends.

(d) Non-employee directors are not eligible to participate in the 1990 Incentive Plan. The 25,000 shares represent an option granted to Mr. Stein in connection with a consulting agreement.

     The closing price of Common Stock on the New York Stock Exchange composite tape on August 19, 1996, was $68.25 per share.

RECOMMENDATION

     The Board of Directors believes that the proposed amendments are in the best interests of the Company, its stockholders, and its employees and unanimously recommends a vote "FOR" approval. Approval of the amendments requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which a quorum of the voting power is represented.

                  ADOPTION OF 1996 DIRECTORS STOCK OPTION PLAN

BACKGROUND

     The Board of Directors has adopted, subject to stockholder approval, the 1996 Directors Stock Option Plan ("1996 Directors Plan") with a reserve of 200,000 shares. The 1996 Directors Plan is intended to provide meaningful equity incentives to attract and retain outside directors with outstanding abilities. The plan replaces the 1987 Directors Stock Option Plan, which is due to expire in May 1997. Effective upon stockholder approval of the 1996 Directors Plan, the Board has authorized early termination of the 1987 Directors Stock Option Plan.

DESCRIPTION OF THE PLAN

     The 1996 Directors Plan is administered by the Board of Directors. Under the 1996 Directors Plan, each director who is not an employee of the Company or of any subsidiary or affiliate of the Company automatically receives an option to purchase 5,000 shares of Common Stock on the date he or she is first elected to the Board. Thereafter, each eligible director then in office automatically receives an option to purchase 1,250 shares of Common Stock upon re-election to the Board at the Company's annual meeting of stockholders. The 1996 Directors Plan also provides for the one-time grant of an option to purchase 2,000 shares of Common Stock to each director then in office on the date of the Company's 1996 annual meeting.

     A total of 200,000 shares is reserved for issuance under the 1996 Directors Plan. The exercise price of options granted under the plan is the fair market value of the Company's Common Stock on the grant date.

     The term of all options granted under the 1996 Directors Plan is ten years. Options become exercisable in four equal annual installments commencing on the first anniversary of the grant date. Outstanding options become immediately exercisable in full upon death, disability, or retirement of the director or upon an unsuccessful attempt by the director to win re-election to the Board or upon the adoption by the Company of a plan for a liquidation, dissolution, merger or consolidation in which the Company is not the surviving entity or other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged. In all other cases, if a director's membership on the Board terminates, options held at the date of termination may be exercised only to the extent they are exercisable at termination. Regardless of the reason for termination, exercisable options may only be exercised during the one-year period immediately following termination. No option, however, may extend beyond its original termination date. The exercise price of options granted under the 1996 Directors Plan may be paid in cash, by promissory note or by tender of property (including shares of Common Stock). The Board may amend the 1996 Directors Plan at any time; provided, however, that any amendment to increase the number of shares as to which options may be granted or to reduce the exercise price below the price provided in the 1996 Directors Plan requires stockholder approval. No other amendment to the 1996 Directors Plan requires stockholder approval except to the extent (a) required by applicable laws, regulations or rules or (b) the Board otherwise concludes that stockholder approval is advisable. No amendment may, however, affect the rights of the holder of any option, except with that holder's consent.

     The following table shows the number of options that may be granted to the named individuals and groups under the 1996 Directors Plan over the ten-year life of the 1996 Directors Plan, assuming that the Board continues to have members who are not officers or employees of the Company and that none of the named executive officers serves on the Board after ceasing to be an officer or employee of the Company:

                                 PLAN BENEFITS

                        1996 DIRECTORS STOCK OPTION PLAN

                                                                                    NUMBER OF
                                                                                   OPTIONS THAT
                                                                                      MAY BE
                                NAME AND POSITION                                   GRANTED(a)
- ---------------------------------------------------------------------------------  ------------
Richard A. Kashnow...............................................................           0
  Chairman, President and Chief Executive Officer
Robert J. Saldich................................................................           0
  Retired President and Chief Executive Officer
Michael T. Everett...............................................................           0
  Senior Vice President
Ralph H. Harnett.................................................................           0
  Senior Vice President
Raymond J. Sims..................................................................           0
  Senior Vice President and Chief Financial Officer
Joseph G. Wirth..................................................................           0
  Senior Vice President and Chief Technical Officer
Executive Officers as a Group (14 Persons).......................................           0
Non-Executive Director Group(b)..................................................     200,000
Non-Executive Officer Employee Group.............................................           0

- ---------------
(a) All options granted at fair market value as of date of grant.

(b) Only non-employee directors are eligible to receive grants under the 1996 Directors Plan.

FEDERAL INCOME TAX CONSEQUENCES

     All options granted under the 1996 Directors Plan are NQOs. An optionee does not have taxable income as a result of the grant of a NQO. The optionee will have taxable ordinary income in the amount of the excess of the fair market value of the stock at the time of exercise over the purchase price of the stock. The company is entitled to a deduction corresponding to the amount of ordinary income taxable to an optionee. Upon the sale of option shares, the optionee will have capital gain or loss to the extent of any difference between the sale price and the fair market value of the shares on the date the option is exercised.

PROPOSAL

     At the annual meeting, the Company's stockholders will be asked to approve the adoption of the 1996 Directors Plan and the reservation of 200,000 shares of the Company's Common Stock for issuance under the plan.

RECOMMENDATION

     The Board of Directors believes the 1996 Directors Plan is in the best interests of the Company, its stockholders, and its employees and unanimously recommends a vote "FOR" approval. Approval of the adoption of the plan requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which a quorum of the voting power is represented.

                     ADOPTION OF OFFICER VARIABLE PAY PLAN

BACKGROUND

     The Board of Directors has adopted, subject to stockholder approval, the Officer Variable Pay Plan ("Officer Plan"). The Officer Plan is intended to align the interests of officers and stockholders by putting a significant portion of officers' annual compensation at risk based on the achievement of predetermined financial performance goals. If approved by the stockholders, awards made under this plan will be exempt from the limits on deductibility of compensation imposed by Section 162(m) of the Code.

DESCRIPTION OF THE PLAN

     All officers are eligible to participate in the Officer Plan. Any officer selected by the Board to participate in the Officer Plan in any given fiscal year may receive a bonus up to a specified percentage of base salary. The percentage is determined by position with the Company. Payments under the Officer Plan will be made following the end of the fiscal year based on meeting an after-tax profit target specified in advance by the Compensation Committee. The Officer Plan has a minimum payout if 80% of the specified target is met, a 100% payout if the specified target is met, and a maximum payout if 120% of the specified target is met. The maximum bonus that may be paid to any one participant for any one year is $2,500,000, although the fiscal year 1997 payout is anticipated to be substantially less. The bonus may be paid in cash, stock, restricted stock, or other property, as determined in each case by the Board.

FEDERAL INCOME TAX CONSEQUENCES

     Cash bonuses are taxable to the recipients as ordinary compensation income. If the Officer Plan is approved by the stockholders, amounts payable under the Officer Plan will be exempt from the limitation on deductibility of annual individual compensation in excess of $1 million that is imposed by Section 162(m) of the Code.

PROPOSAL

     At the annual meeting, the Company's stockholders will be asked to approve the adoption of the Officer Plan.

RECOMMENDATION

     The Board of Directors believes that the Officer Plan is in the best interests of the Company, its stockholders, and employees and unanimously recommends a vote "FOR" approval. Approval of the adoption of the plan requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which a quorum of the voting power is represented.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, from July 1, 1995, through the fiscal year ended June 30, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with, with the following exceptions: John D. McGraw, a Vice President of the Company, failed to report options on a timely basis held by his wife, a Company employee, on a Form 3 (Initial Statement of Beneficial Ownership) and two sales of stock on Forms 4 (Statement of Changes in Beneficial Ownership); and Dean O. Morton, a Director of the Company, failed to report on a timely basis a total of six automatic reinvestments of dividends on his Common Stock during fiscal 1995 and 1996, through a dividend reinvestment plan provided by a brokerage firm. Mr. McGraw subsequently amended his Form 3 and Forms 4, which were otherwise filed on a timely basis. When Mr. Morton became aware of the need to report dividend reinvestments, he filed a late report on Form 5 (Annual Statement of Beneficial Ownership) for fiscal year 1995 and a timely Form 5 for fiscal year 1996.

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends to the stockholders ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants. Price Waterhouse LLP has been serving as the Company's independent accountants since fiscal year 1984.

     Representatives of Price Waterhouse LLP will be present at the meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

             CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Mr. Cook is a director and stockholder of Chemfab Corporation, a New Hampshire company founded by Mr. Cook's brother and principally engaged in the manufacture and sale of flexible, high-performance materials for use in severe environments. Mr. Cook has been a director of Chemfab Corporation for many years and has been a major stockholder since his brother's death in 1977. While Chemfab is not in direct competition with Raychem, the company possesses wire coating technology which may be useful to competitors of Raychem. Chemfab is producing a composite film product which it sells to customers who use it to manufacture wire and cable. At the present time, it does not appear likely that Chemfab itself would compete directly with Raychem in the wire and cable business. In the past, Chemfab has had discussions with Raychem concerning the possibility of Chemfab and Raychem working together. The parties mutually concluded that such a relationship was unlikely to be productive for either company at that time.

                                 ANNUAL REPORT

     The Company's annual report for the 1996 fiscal year is being mailed with this proxy statement to stockholders entitled to notice of the meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the represented shares in their discretion on such matters.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1997 annual meeting of stockholders must be received by the Company no later than May 22, 1997, in order to be considered for inclusion in the proxy statement and proxy related to the meeting.

     Stockholder proposals for nominees to the Board of Directors must be submitted in writing to the nominating committee in care of the Corporate Secretary by August 1, 1997, or 90 days prior to the annual meeting of stockholders, whichever is earlier.

                                          By Order of the Board of Directors

                                          RICHARD A. KASHNOW
                                          Chairman of the Board,
                                          President and Chief Executive Officer

PROXY                                                                     PROXY




                              RAYCHEM CORPORATION

               Proxy Solicited By The Board of Directors For The
               Annual Meeting Of Stockholders -- November 1, 1996

        Richard A. Kashnow and Karen O. Cottle, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of RAYCHEM CORPORATION to be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, at 10:00 a.m. on Friday, November 1, 1996, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

        This proxy will be voted as specified or, if no choice is specified, will be voted FOR the election of the nominees named and FOR each of the other proposals specified herein.



                                       /  / Check here if you plan to attend the
                                            meeting.

                                       /  / Check here for address change.

                                            New address:
                                                         ----------------------

                                            -----------------------------------

                                            -----------------------------------

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                              RAYCHEM CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

1. Nominees:
   Richard Dulude, James F. Gibbons, Richard A. Kashnow, John P. McTague, Dean
   O. Morton, Isaac Stein, Chang-Lin Tien and Cyril J. Yansouni

                        For     Withheld       For All
                                               Except nominees written in below.

                         /  /      /  /           /  /
                                                           --------------------
                                                           Nominee Exception

2. To approve amendments to the Company's Amended and Restated 1984 Employee Stock Purchase Plan and Amended and Restated 1985 Supplemental Employee Stock Purchase Plan to provide additional shares.

                For               Against               Abstain

                 /  /               /  /                   /  /

3. To approve amendments to the Company's Amended and Restated 1984 Employee Stock Purchase Plan and Amended and Restated 1985 Supplemental Employee Stock Purchase Plan to modify the requisite vote for stockholder approval to conform to the Company's other employee benefit plans.

                For               Against               Abstain

                 /  /               /  /                   /  /

4. To approve amendments to the Company's Amended and Restated 1990 Incentive Plan to provide additional shares.

                For               Against               Abstain

                 /  /               /  /                   /  /


5. To approve amendments to the Company's Amended and Restated 1990 Incentive Plan to increase the limit on the number of shares that may be granted to any participant in any one-year period, and to include performance shares within that limit.

                For               Against               Abstain

                 /  /               /  /                   /  /


6. To approve the adoption of the Company's 1996 Directors Stock Option Plan.

                For               Against               Abstain

                 /  /               /  /                   /  /


7. To approve the adoption of the Company's Officer Variable Pay Plan.

                For               Against               Abstain

                 /  /               /  /                   /  /


8. To ratify the appointment by the Company's Board of Directors of Price Waterhouse LLP to audit the accounts of the Company and its subsidiaries for the 1997 fiscal year.

                For               Against               Abstain

                 /  /               /  /                   /  /


SIGNATURE:
          -------------------------------------------------------------
SIGNATURE (If held jointly):
                            -------------------------------------------
Date:                    , 1996
     --------------------

   PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR,
     TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND INDICATE TITLE.